 September 29, 2011

Audit Committee
Board of Directors
Enert , Inc.
1540 Broadway, Suite 40
New York, Y 10036
c/o Elliot Fuhr

Dear Sir/Madame:

This letter confirms the engagement of Sorokin and Associates. LLC ("S&A") by the Audit Committee of Ener1, Inc. and its subsidiaries ("'Ener1" or the "Company") to provide consulting services.

We understand that the Company is evaluating its business plan and financial situation and is developing a longer term business strategy including its capital requirements. In addition, the Company has been faced with additional near term challenges including the completion of restated financial results, potential litigation, managing tight liquidity and a change in executive management. You have requested that we provide the following services in connection with your requirements:

l.	Evaluate the Company's business plan and the forecast and provide advice with respect to possible initiatives to improve profitability and cash flow.

1            Challenge the key assumptions underlying the business plan and provide you with our observations regarding risks and opportunities to achieving planned results.

2            Provide advice with respect to managing the Company's near term liquidity requirements.

3            Assist the company with the process to complete the restated financial results.

4            Provide advice with respect to any capital restructuring alternatives.

5            Provide other services as you may request and we agree to perform.

In addition to the specific services listed above that we will perform, we understand that we will participate, at your request and to the extent appropriate, in meetings and discussions with the Company, the bank group, other creditor constituencies, and with their respective professionals.

Our work will be performed on a "level-of-effort" basis; that is, the depth of our analyses and extent of our authentication of the information on which our advice to you will be predicated may be limited in some respects due to the extent and sufficiency of available information, time constraints dictated by the circumstances of our engagement, and other factors. Moreover, we do not contemplate examining any such information in accordance with generally accepted auditing or attestation standards. Rather, it is understood that, in general, we are to rely on information disclosed or supplied to us by employees and representatives of the Company without audit or other detailed verification of their accuracy and validity.

We currently anticipate that our work will commence upon execution of this engagement letter.

It is our intention to work closely with you throughout our engagement. Regular discussions with you of our engagement should facilitate our progress and provide you with relevant information and an ongoing opportunity to confirm or request that we modify the scope of our engagement to best serve your objectives.

In order for us to perform our services, it will be necessary for our personnel to have access to the Company's facilities and to certain books, records and reports of the Company. In addition, we will need to have discussions with Company management and certain other personnel. We will perform our services in a manner that will permit the business operations of the Company to proceed in an orderly fashion, subject to the requirements of this engagement. We understand that the Company has agreed to cooperate with our personnel and to make available to us its personnel and its book s, records and other data sources relevant to our needs.

We will submit periodic oral and/or written reports summarizing our evaluations and analyses based on our work pursuant to this engagement letter. Our reports will encompass only matters that come to our attention in the course of our work that we perceive to be significant in relation to the objectives of our engagement. However, because of the time and scope limitations implicit in our engagement and the related limitations on the depth of our analyses and the extent of our verification of information, we may not discover all such matters or perceive their significance. Accordingly, we will be unable to and will not provide assurances in our reports concerning the integrity of the information used in our analyses and on which our findings and advice to you may be based. In addition, we will state that we have no obligation to and will not update our reports or extend our activities beyond the scope set forth herein unless you request and we agree to do so.

We understand that the Company has agreed to treat any information received from S&A, whether orally or in writing, with utmost confidentiality, and except as provided in this letter, will not publish, distribute or disclose in any manner any information developed by or received from us without our prior written approval. Such approval shall not be unreasonably withheld. Our approval is not needed if either the information sought is required to be disclosed by process of law or such information is otherwise publicly available.

We agree that all information, not publicly available, which is received by us from you or the Company in connection with this engagement will be treated confidentially by us, except as required by process of law, required to be disclosed, as a reportable relationship, in any of S&A 's Bankruptcy Court retentions, or as authorized by you.

Our fees for the services set forth above will be based on the hours charged at our hourly rates that are in effect when the services are rendered. The engagement will be managed by Alex Sorokin and his hourly rate is $500. To the extent that other associates are required to perform the scope of services that you have requested, we will agree on the hourly rate for those associates before performing any services.

In the event that you request and we agree to provide additional restructuring services, the Company agrees to pay, in addition to our hourly fees, (or cause to be paid) a contingent fee, the terms and conditions of which shall be mutually agreed upon between S&A and the Company. under a separate written addendum to this letter, within 90 days of the signing of this engagement letter.

We will also be reimbursed for our reasonable out-of-pocket expenses including, but not limited to, costs of reproduction, our legal counsel (with the Company's prior written consent), any applicable state sales or excise taxes and other direct expenses.

It is our policy in these cases to receive a security retainer prior to the commencement of our activities to be held by us throughout our engagement. The retainer secures final payment of our invoices for services rendered. Given the magnitude and scope of the services you have requested, we require the Company to provide a retainer of $35,000. This retainer will be returned to the Company upon payment in full of our outstanding invoices or applied to any outstanding invoices at the conclusion of our engagement.

We will submit to you bi-weekly invoices for all services rendered and expenses incurred; our invoices are payable upon receipt.

You acknowledge and agree that the hours worked, the results achieved and the ultimate benefit to the Company of the work performed in connection with this engagement may be variable and that the Company and S&A have taken this into account in setting the fees hereunder. No fee payable to any other person or entity by the Company or any other party shall affect any fee payable to S&A hereunder.

You agree that if any of the associates of S&A are required to testify at any administrative or judicial proceeding relating to this matter, prepare for and appear at a deposition or produce documents, S&A will be compensated by you for our associated time charges at our regular hourly rates, in effect at the time, and reimbursed for reasonable out-of-pocket expenses, including counsel fees.

We confirm that no associate of S&A has any financial interest or business connection with the Company.

The Company hereby agrees to promptly notify S&A if it extends (or solicits the possible interest in receiving) an offer of employment to a current associate of S&A or former associate who was engaged on this assignment during the preceding 12 months. The Company further hereby agrees that it will pay S&A a cash fee, upon hiring such current or fanner associate equal to 25% of the aggregate first year's annualized compensation, including any guaranteed or target bonus, to be paid by the Company to S&A's employee that the Company hires. The obligations of the Company set forth in this paragraph shall remain in effect for a period of time up to one year subsequent to the date of the final invoice rendered by S&A with respect to this engagement. For the avoidance of doubt, the provisions of this paragraph do not apply to soliciting or hiring Alex Sorokin.

The Company agrees to indemnify and hold harmless S&A against any and all losses, claims, damages, liabilities, penalties, judgments, awards, costs, fees, expenses and disbursements including, without limitation, the costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which S&A is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with the engagement of S&A by the Company or any services rendered pursuant to such engagement, unless there is a final non-appealable order of a Court of competent jurisdiction, at the trial level, finding S&A directly liable for gross negligence or willful misconduct. These indemnification provisions extend to Alex Sorokin, the associates, representatives, agents and counsel of S&A

The Company agrees that S&A and its personnel will not be liable to the Company for any claims, liabilities, or expenses relating to this engagement in excess of the fees paid by them to S&A pursuant to this engagement, unless there is a final non-appealable order of a Court of competent jurisdiction, at the trial level, finding S&A directly liable for gross negligence or willful misconduct. In no event will S&A or its personnel be liable for consequential, special, indirect, incidental, punitive or exemplary loss, damages or expenses relating to this engagement. These limitations on liability and indemnification provisions extend to the employees, representatives, agents and counsel ofS&A.

The limitation on liability, indemnification, confidentiality, no-hire and testifying provisions contained in this engagement letter shall survive the completion or termination of this engagement.

The Company agrees that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of or in connection with the engagement of S&A by the Company or any services rendered pursuant to such engagement, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Company and S&A and these provisions shall be subject to no exceptions. Neither party has agreed with or represented to the other that the provisions of this section will not be fully enforced in all instances.

The Company hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to the engagement of S&A by the Company or any services rendered pursuant to such engagement, to the non-exclusive general jurisdiction of the Courts of the State of New York. the Courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth above or at such other address of which S&A shall have been notified pursuant thereto; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special. exemplary or punitive or consequential damages.

Notwithstanding anything to the contrary contained herein. S&A shall have the right to disclose its retention by the Company or the successful completion of its services hereunder.

This engagement letter shall be construed and interpreted in accordance with the internal laws of the State ofNew York, without regard to conflict of any principles.

If any provision of this engagement letter is invalid or unenforceable, the remainder of this engagement letter shall not be affected.

This engagement letter may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

We look forward to working with you on this important matter. Please return a copy of this engagement letter, signed in the space provided to signify your agreement with the terms and provisions herein. If you have any questions, please call Alex Sorokin at 2032169756.

Sorokin and Associates, LLC Agreed by: Enerl, Inc.

Name Title

Sorokin and Associates 21 Surf Road Westport, CT 06880
(203) 216·9756
September 29, 2011

Ener1, Inc. 1540 Broadway New York, NY 10036
Attn: Nicholas Brunero

Initial retainer for the engagement of Sorokin and Associates: $35,000.00

Please remit by wire transfer to the following account:

Citibank NA
ABA 021 000 089 Account # XXXXXXX
For the account of Alexander Sorokin
Citibank Branch #2 330 Madison Avenue New York, NY 10017

If you have any questions, please call Alex Sorokin at 203 2169756.

Thank You

Alex Sorokin